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                                                                   EXHIBIT 10.39

                        SNAP STRATEGIC ALLIANCE AGREEMENT

                              HEALTHGATE DATA CORP.

This Strategic Alliance Agreement (the "Agreement") is made and entered into as of October 29, 1999 (the "Effective Date") between Snap! LLC, a Delaware limited liability company, with its principal place of business at One Beach Street, San Francisco, California 94133 ("Snap"), Xoom.com, Inc., a Delaware corporation with its principal place of business at 300 Montgomery Street, Suite 300, San Francisco, California 94104 ("Xoom"), and HealthGate Data Corp., a Delaware corporation, with its principal place of business at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 (the "Company"). Pursuant to this Agreement, Snap will provide various services to the Company to assist the Company in promoting its Internet site and the products and services offered through its Internet site. Accordingly, the parties hereby agree as follows:

1.       BACKGROUND.

         1.1. The Company operates an Internet site located at http://www.healthgate.com,which is designed to provide Internet-based personal health and medical information, products and services to online consumers.

         1.2. Snap operates a search and aggregation "portal" site on the Web.

         1.3.     Xoom operates a direct marketing site on the Web.

         1.4. Snap has entered into an Agreement and Plan of Contribution and Merger, dated as of May 9, 1999 with Xoom and others, and the Second Amended and Restated Agreement and Plan of Contribution, Investment and Merger dated as of July 8, 1999 with National Broadcasting Company, Inc. ("NBC") and others (collectively, as such agreements may be amended, the "Merger Agreements") pursuant to which the existing businesses of Xoom, Snap and other assets of NBC will be combined to form NBC Internet, Inc. ("NBCi"). The closing of the transactions contemplated by the Merger Agreements is expected to occur prior to December 31, 1999 (the "NBCi Closing"). Following the NBCi Closing, Xoom and Snap may assign their rights and obligations hereunder to NBCi. If the NBCi Closing does not occur, Snap and Xoom shall remain as separate parties under this Agreement, unless this Agreement is terminated by one of the parties as provided herein.

2. CERTAIN DEFINITIONS. As used in this Agreement, the terms set forth below shall have the following meanings:

         2.1. "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

         2.2. "Anchor Tenant" means a preferred Web content provider whose position is greater in size and prominence than that of any non-affiliated third party within the relevant Snap Site page or area of a page.


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         2.3.     "Best of Breed" means (i) those personal health and/or medical content and shopping services available on the Internet with the most advanced and commercially successful, functionality, performance, content, and features, whether utilitarian or aesthetic, and (ii) the ability of the Company Site and the Co-Branded Site to scale easily with only additional hardware and to accommodate, at a minimum, the peak traffic volume of the third most visited Internet personal health and/or medical site.

         2.4. "Business Day" shall mean any day on which banks in both New York City and Los Angeles and the New York Stock Exchange are open for the conduct of regular business.

         2.5. "Click Thrus" means any type of link from the Snap Sites or Wires that a User (as tagged by Snap pursuant to SECTION 11.2) depresses or "clicks-on" and that delivers the User to the Company Site or the Co-Branded Site.

         2.6. "Co-Branded Site" means the co-branded version of the Company Site, and successors to the foregoing, that is created pursuant to SECTION 5.

         2.7. "Commerce Offering" means any text, content, links or promotions providing a direct or indirect opportunity for Users on the Snap Sites or the Co-Branded Site to engage in a commerce, purchase, trade, exchange, or purchase transaction, whether paid or unpaid, or any registration or membership opportunity for Users to provide User Profile Data, including, without limitation, content purchase opportunities, registration or membership sign-up opportunities, for-fee or subscription-based content or services, other purchase opportunities for products or services offered by the Company directly or indirectly, links to any such opportunities presented to Users on the Snap Sites or the Co-Branded Site, or other content areas of the Snap Sites or Co-Branded Site.

         2.8. "Company Content" means the Company's and its licensors' text links, logos, graphic links, and other materials, tools, content, or text that are delivered by the Company to Snap hereunder.

         2.9. "Company Database" means User Profile Data and any other information relating to Users of the Company Site or other customers of the Company or purchasers of Company Products who have had information about them collected or otherwise obtained by the Company, or for the Company's use or benefit, for the purpose of direct marketing or other communication activities, and all updates or additional information that may be added to such database during the Term.

         2.10. "Company Marks" means the Company's and its licensors' trademarks, trade names, service marks and logos that may be delivered by the Company to Snap hereunder.

         2.11. "Company Products" means all personal health and medical products and related services offered through the Company Site or the Co-Branded Site.

         2.12. "Company Site" means the Internet site operated by the Company at http://www.healthgate.com, together with any mirror sites, and successors to any of the foregoing.

         2.13. "Competitor" means a Web site or person providing products or services that compete with products or services provided by Snap, as Snap shall determine from time to time.


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         2.14.    "Contract Year" shall mean Year One, Year Two or Year Three, as applicable.

         2.15. "Front Door Highlight Link" means a text link on the front door of the Snap Site, including any one of the three front doors of the Snap Site: Home, Local, and My Snap, and any other front door created by Snap in the future for the Snap Site. Snap, in its sole discretion, may cease use of the Front Door Highlight Link at any time for any reason. In such an event, the parties shall mutually agree on a specific Promotion of substantially equivalent value to replace the Front Door Highlight Link and such specific Promotion shall for all purposes of this Agreement be deemed a Front Door Highlight Link.

         2.16. "Front Door Window" means the promotional box on the front door of the Snap Site, including any one of the three front doors of the Snap Site: Home, Local, and My Snap, and any other front door created by Snap in the future for the Snap Site. Snap, in its sole discretion, may cease use of the Front Door Window at any time for any reason. In such an event, the parties shall mutually agree on a specific Promotion of substantially equivalent value to replace the Front Door Window and such specific Promotion shall for all purposes of this Agreement be deemed a Front Door Window

         2.17.    "Health Channel" means the Health Channel on the Snap Sites.

         2.18. "Health Content Portal(s)" means the specific aggregations of linked content within areas of the Health Channel organized around the Company Content, and relating to personal health and medical information, products and services.

         2.19.    "Impression" means the display of any Promotion on any Snap
                  Site.

         2.20. "Initial Registration Date" means the effective date of the Registration Statement.

         2.21. "Keyword Promotions" means any Promotion tied to one of the keywords selected pursuant to Exhibit A attached hereto.

         2.22.    "Launch Date" means the date during the period set forth in
                  SECTION 5.4 on which the Co-Branded Site functions properly and is made accessible to Users.

         2.23. "Look and Feel" means the look and feel, User interface and flow of User experience of an Internet site.

         2.24. "Promotions" means (i) banners, buttons, windows, portals, Keyword Promotions, Front Door Windows, text links, and other promotions that are offered by Snap now or in the future and link directly to the Company Site and/or the Co-Branded Site from the Snap Sites; (ii) text links within email newsletters distributed by Snap (including, without limitation, Wires) and other promotions that are offered by Snap now or in the future and link directly to the Company Site and/or the Co-Branded Site; and/or (iii) a Front Door Highlight Link that links to the Health Channel.

         2.25. "Registration Statement" means the first registration statement for a public offering of securities of the Company on Form S-1, pursuant to and in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in which the gross proceeds to the Company of such offering exceed $20,000,000.



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         2.26.    "Snap Marks" means any trademarks, trade names, service marks and logos that may be delivered by Snap to the Company hereunder.

         2.27. "Snap Member" means a User who has registered to become a member of one of Snap's registration-based services including, without limitation, the Snap Sites and the free email service available at http://www.email.com.

         2.28. "Snap Product Manager" means a Snap employee or independent contractor holding editorial authority and responsibility for a portal, site, collection, area, center or page on the Snap Sites.

         2.29. "Snap Sites" means: (i) subject to the "Distributor" (as defined in SECTION 6.1 below) exclusion in SECTION 6.1, any and all search and aggregation "portal," direct marketing and Web commerce sites, whether operated by Snap or a third party under the "Snap" brand, including, without limitation, the Web site located at http://www.snap.com and, if the NBCi Closing occurs, http://www.xoom.com, http://www.nbc.com and http://www.videoseeker.com, together with any mirror sites, any co-branded editions of such site that have been or may be developed for Distributors, and successors to the foregoing;
                  (ii) if Snap so elects within its sole discretion, the Enhanced Site and/or the International Editions, subject to
                  SECTION 6.2 and (iii) if Snap so elects within its sole discretion, the Web site located at http://www.nbcin.com and successors thereto, and NBC's network of affiliate Web stations' Web sites, as updated from time to time by Snap in its sole discretion.

         2.30. "Snap Wire" means Snap's weekly email newsletter sent by Snap to Snap Members.

         2.31.    "User" means any end-user of the Web.

         2.32. "User Profile Data" means data regarding a User provided by the User on the Snap Sites or the Co-Branded Site or otherwise to Snap or the Company, including without limitation the User's name, e-mail address, telephone number and other information about the User.

         2.33.    "Web" means the World Wide Web part of the Internet.

         2.34.    "Wires" means, collectively, Snap Wires and Xoom Wires.

         2.35. "Xoom Marks" means any trademarks, trade names, service marks and logos delivered by Xoom to the Company hereunder.

         2.36. "Xoom Wire" means Xoom's email newsletter sent by Xoom to Users who have registered to become a member of the Web site located at HTTP://WWW.XOOM.COM.

         2.37. "Year One" means the thirteen month period beginning on the Effective Date and ending upon the day before the thirteen month anniversary of the Effective Date.

         2.38. "Year Two" means the twelve month period beginning on the thirteen month anniversary of the Effective Date and ending upon the day before the twenty-five month anniversary of the Effective Date.



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         2.39.    "Year Three" means the twelve month period beginning on the twenty-five month anniversary of the Effective Date and ending upon the day before the thirty-seven month anniversary of the Effective Date.

3.       PROMOTIONS; CONTENT; PERFORMANCE; AND ACCOUNT MANAGEMENT.

         3.1. PROMOTION DESIGN. The Company will design any graphics and other materials required for the Promotions and will supply digital copies of such materials to Snap on the Launch Date. Such materials will be designed and delivered in accordance with Snap's reasonable technical and editorial guidelines, as updated from time to time, including those set forth at http://www.snap.com/media or any successor URL designated by Snap. If the Company delivers such materials to Snap after the Launch Date, then for each day thereafter, a pro-rata number of the Impressions and Click Thrus required to be delivered pursuant to this Agreement will be deemed to have been delivered by Snap.

         3.2. COMPANY CONTENT. Company agrees to provide Snap with the Company Content as soon as practicable after the Effective Date, and no later than ten days after the Effective Date, except for Company Content which the Company is prohibited by written contract to deliver and which the Company has identified as such in a written notice to Snap at or prior to the time of delivery of Company Content; provided, however, that the Company will use its best efforts during the sixty days from and after the Effective Date to obtain the consent(s) of the other parties to such contracts to deliver and use Company Content as contemplated by this Agreement. During such sixty day period from and after the Effective Date, so long as the Company is using its best efforts to obtain such consents, Snap will not use on the Snap Sites content, such as content not provided by the Company, that Snap would otherwise have the right to use on the Snap Sites pursuant to SECTION 4.1. Unless and until the Company obtains the required consents of the relevant counterparties, Snap will not use on the Snap Sites any content for which use on the Snap Sites is prohibited by the terms of a written contract to which the Company is a party and which the Company has identified as such in a written notice to Snap at or prior to the time of delivery of Company Content. In the event that the Company fails to obtain the consents of relevant counterparties to deliver all Company Content as contemplated by this Agreement during the sixty days from and after the Effective Date, then the Company shall continue to use its best efforts to obtain all of such consents. The Company shall ensure that the Company Content remains at all times current by continually providing Snap with timely updates to the Company Content. Furthermore, under no circumstances shall Company Content include any content of a Competitor.

         3.3.     IMPRESSION AND CLICK THRU DELIVERIES.

                  3.3.1. IMPRESSIONS. Beginning on the Launch Date, Snap will use commercially reasonable efforts to deliver a total number of Impressions in the aggregate dollar amounts of $7,500,000 during Year One, $7,500,000 during Year Two and $7,500,000 during Year Three. Delivery of the Impressions hereunder will be based on a schedule and placement guidelines selected by Snap in its reasonable discretion, taking into consideration the reasonable requests of the Company, and at a 30% discount from the rates set forth in the applicable Snap's standard rate card attached hereto as EXHIBIT B; provided, however, that if all of the rates set forth in Snap's then current standard rate card decrease during the Term by more than 15% relative to all of the rates set forth in EXHIBIT B, then the number of Impressions to be reasonably calculated by Snap and to be delivered by Snap


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                           hereunder shall increase in proportion to the amount
                           of decrease in rates in excess of the aforementioned 15%, with the number such additional Impressions to be reasonably calculated by Snap and to be delivered by Snap at such time and in such manner as Snap in its sole discretion shall decide during the remainder of the Term. Any Impression not listed in the applicable Snap standard rate card shall be assigned the value of a comparable Impression on such rate card by Snap.

                  3.3.2. UNDERDELIVERY. If Snap fails to deliver the required number of Impressions during the Term, the Company agrees that Snap shall have an additional six months to deliver such Impressions on any Web site operated by Snap, Xoom or NBC, at Snap's discretion, taking into consideration the reasonable requests of the Company. If Snap underdelivers on the required number of Impressions during such additional six months, Snap will refund to the Company the pro rata amount of the media fees set forth in SECTION 9.3 for such undelivered Impressions. Snap shall not underdeliver the required number of Impressions during any year of the Term by greater than 15% of the number of Impressions required to be delivered by Snap pursuant to SECTION 3.3.1 during such year.

                  3.3.3. OVERDELIVERY. In the event that Snap delivers in excess of the number of Impressions required to be delivered pursuant to this SECTION 3.3 during any of Year One, Year Two or Year Three, then such over-delivery of Impressions, which shall not exceed 10% of the total number of Impressions required to be delivered by SECTION 3.3.1 for such year, shall be credited towards satisfaction of the next year's obligations for Snap to deliver Impressions until all obligations through the end of the Term have been fulfilled, after which the Company will pay for any additional Keyword Promotions delivered, with payment to be at Snap's then applicable rate card charges for Keyword Promotions.

                  3.3.4. CLICK THRU DELIVERY. During the Term, Snap will use reasonable efforts to deliver Click Thrus to the Co-Branded Site or the Company Site.

         3.4. LINKS; PERFORMANCE STANDARDS. The Company will be responsible for ensuring that each link embedded within a Promotion takes the User to the appropriate area within the Company Site or the Co-Branded Site (other than links to the Health Channel for which Snap will be responsible), and that such sites function with reasonable reliability and in a commercially reasonable manner throughout the Term. In particular, the Company agrees that the Company Site and the Co-Branded Site will comply with the performance standards set forth in EXHIBIT C attached hereto throughout the Term. Any failure by the Company to comply with this Section will be deemed to be a material breach of this Agreement. In the event of such breach, Snap shall be deemed to have delivered Impressions and Click Thrus required to be delivered pursuant to this Agreement on a daily, straight-line, pro-rata basis for the duration of such breach.

         3.5. BEST OF BREED. During the Term, in the event that Snap, in its reasonable discretion, determines that the Company has failed to maintain the Company Site, Company Content, or the Co-Branded Site as Best of Breed in any material respect, Snap shall have the right to terminate this Agreement in accordance with SECTION 10.2 and shall have the right to remove any deficient Company Content from the Snap Sites and the Co-Branded Site until the Company has corrected such failure. Snap acknowledges that all Company Content and the Company Site are Best of Breed as of the Effective Date.



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         3.6.     ACCOUNT MANAGEMENT.

                  3.6.1. ACCOUNT AND CONTACT MANAGERS. For the purposes of this Agreement, Rita Han shall be Snap's account manager for the Company and Rick Lawson shall be the Company's contact manager for Snap (collectively, the "Managers"). Subject to SECTION 17.12, the Managers shall be the primary points of contact for inquiries and requests, and each Manager shall provide the other with such information and assistance as may be reasonably requested by the other from time to time. Either party to this Agreement may change its designated Manager by giving the other party written notice of such change.

                  3.6.2. QUARTERLY MEETINGS. At least once each quarter, the Managers shall discuss the Company's Promotions for the next quarter, the effectiveness of the last quarter's Promotions, the reports provided under
                           SECTION 11, and any other items under this Agreement either Manager wishes to bring to the attention of the other Manager.

4.       ANCHOR TENANCY.

         4.1. ANCHOR TENANT OF CERTAIN HEALTH CHANNEL CONTENT AREAS. After the Launch Date and during the Term, Snap will feature the Company as the Anchor Tenant within seven of the following nine major content areas within the Health Channel:
                  Alternative Medicine, Drugs & Medications, Diseases & Conditions, Nutrition, Women's Health, Sexual Health, Men's Health, Child & Youth Health and Public Health. The Company shall specify in writing its preference for the seven major content areas in which it wishes to be featured as Anchor Tenant at least thirty days prior to the Launch Date. Snap Product Managers shall determine the major content areas in which the Company shall be featured as the Anchor Tenant. Subject to this SECTION 4, Snap may, in the exercise of its reasonable discretion, make changes to the design and functionality of the Health Channel including, without limitation, the names of major content areas; provided, however, that major content areas similar to, or addressing the general categories listed above shall exist within the Health Channel during the Term. As the Anchor Tenant of seven major content areas of the Health Channel, the Company will receive the most prominent positioning within each of such major content areas. During the Term, there shall be no other Anchor Tenant of any of the seven major content areas of the Health Channel in which the Company is then the Anchor Tenant; provided, however, that other major content areas, content not provided by the Company, subject to the terms of SECTION 3.2, and/or links to other, non-Company sites may exist on the same Web page and elsewhere within the Health Channel. The Company acknowledges that Snap may feature Anchor Tenants other than the Company on any major content area within the Health Channel that is not one of the seven major content areas of the Health Channel in which the Company is the Anchor Tenant. Snap and the Company shall negotiate in good faith to incorporate additional health-related Company content, so long as such content is Best of Breed, within the content areas of the Health Channel in which the Company is not the Anchor Tenant, provided; however, Snap shall not be obligated to negotiate with respect to such Company content if an agreement with Company regarding such Company content would be interpreted or operate to cause Snap to breach any existing contract or agreement between Snap and any other party, or impair the rights of any such contract party pursuant to an existing contract or agreement with Snap. In the event that Snap elects to add new content areas on the Health Channel or elsewhere on the Snap Sites, Snap will in good faith first discuss with the Company obtaining


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                  additional health-related Company content, so long as such content is Best of Breed, for such additional new content areas. Snap will not enter into an agreement to add or create new health-related content areas on the Health Channel with another party pursuant to an agreement which is comparable in number of content areas or total consideration to those of this Agreement. On the Health Channel, the Company will have the right to program up to five Health Content Portals, each measuring no larger than approximately 150 x 400 pixels, with relevant content and links to the Company Site. Snap shall have the right, in its sole discretion, to add additional content portals on the Health Channel; provided, however, the Company shall have the right to program one additional Health Content Portal, with the specifications set forth in the foregoing sentence, for each health content portal on the Health Channel greater than three that Snap elects to add in addition to the five Health Content Portals. Company will provide the appropriate Company Content, subject to the reasonable discretion of a Snap Product Manager, for the Health Content Portals. The Snap Product Manager may provide the Company with reasonable assistance to enable the Company to effectively design the Health Content Portals. Subject to this SECTION 4.1, the Snap Product Manager will determine the size and location, and the Look and Feel, of the Health Content Portals; provided, however, that the Health Content Portals will begin Above the Fold within five of the seven major content areas of the Health Channel in which the Company is the Anchor Tenant.

         4.2. HARVESTING. The Company shall provide Company Content as required herein pursuant to Snap's technical specification policies for harvesting set forth in EXHIBIT D attached hereto (unless otherwise mutually agreed to by the parties), as updated from time to time in Snap's sole discretion. Snap shall have the right, in its sole discretion, to harvest such Company Content in a manner requiring a User of the Snap Sites to "click through" as many as two Web pages within the Snap Sites before the User is transferred to the Company Site or the Co-Branded Site. Harvested Company Content will maintain the Snap Sites' Look and Feel and will include branding for the Company using Company Marks, in such form and placement as a Snap Product Manager shall determine in his or her sole discretion. Harvested Company Content shall not include any Commerce Offering, except at Snap's sole discretion.

         4.3. INTERNAL PROMOTIONS. Subject to the discretion of a Snap Product Manager, during the Term, Snap shall promote and link the Health Channel within and throughout the Snap Sites. Subject to the discretion of a Snap Product Manager, the Company may receive internal promotional links within relevant sub-areas of the Snap Sites that link to the Co-Branded Site. Such relevant sub-areas may include, without limitation, the following: Shopping, Local, Education, Kids and Family. = Snap, in its sole discretion, has the right to create, maintain or discontinue any of the foregoing sub-areas on the Snap Sites. In addition, Snap may include a link to the Health Channel and/or the Co-Branded Site within issues of Snap Wire, as determined by Snap in its sole discretion.

         4.4. HOSTING. Snap will host the Health Channel, the Health Content Portals and any Company Content harvested pursuant to SECTION
                  4.2 on its servers (or on servers within its control) and will provide all computer hardware, software and personnel necessary to operate and maintain the Health Channel, the Health Content Portals and any harvested Company Content as functional pages accessible to Users.

         4.5. ADVERTISING. Snap shall own and have the right to use or sell all of the advertising inventory on the Health Channel and on the Company Content it may harvest. The Company acknowledges that any advertising for and/or links to other sites similar to or in


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                  competition with the Company may exist in the Health Channel.
                  Notwithstanding anything in this Agreement to the contrary, any third party content or links may exist on any area of the Health Channel. Moreover, other than as expressly set forth herein, Snap shall have the right to display any third party links, media, banner advertisements, other promotions, and/or paid or unpaid editorial content anywhere on the Snap Sites.

5.       CO-BRANDED SITE.

         5.1. CO-BRANDED SITE DESCRIBED. The Company will develop the Co-Branded Site in accordance with this SECTION 5 and Snap will provide reasonable assistance in connection therewith. The Co-Branded Site will provide all of the features and functionality provided by, and will perform in a manner substantially identical to, the Company Site, as the Company Site may be updated and enhanced from time to time.

         5.2. CHANGES. Snap acknowledges that the Company may change the design and functionality of the Company Site from time to time, in which case the design and functionality of the Co-Branded Site will be changed in a similar fashion. Notwithstanding the foregoing, the Company will ensure that the Co-Branded Site at all times maintains the Snap Sites' Look and Feel and will make all changes reasonably suggested by a Snap Product Manager for editorial consistency. Snap agrees that all such changes shall refer to the Look and Feel of the Co-Branded Site and not to Company Content on the Co-Branded Site. Snap shall provide reasonable written notice to the Company prior to modifying the Look and Feel of the Snap Sites.

         5.3. CO-BRANDING FEATURES. Each page on the Co-Branded Site will include branding for Snap and the Company so that the Snap Marks and Company Marks are both Above the Fold and are of substantially equivalent value and prominence to each other. Each page of the Co-Branded Site will also comply with Snap's co-branding technical specifications, as updated in Snap's sole discretion from time to time, including those set forth at http://partnermarketing.snap.com/cobrand/cobranded_specs.
                  html or any other successor URL designated by Snap, and include appropriate navigation features, such as an embedded link on each Snap logo to the front door of the Snap Sites, drop down menus, breadcrumb trails linking the User to the page of the Snap Sites from which the User originated, navigation bars and a Snap search box, that will include links to the Snap Sites. Snap Marks and links to the Snap Sites will have placement on the Co-Branded Site that is at least as prominent as any promotions or links to other portal or search engine companies that may be promoted on the Co-Branded Site.

         5.4. LAUNCH DATE. The Company will use its best efforts to achieve a Launch Date for the Co-Branded Site not sooner than the date on which the Company has paid Snap pursuant to SECTION 9.1 and paid Snap the initial fees pursuant to SECTIONS 9.2 AND 9.3 ("Initial Payment Date") and not later than seven days after such Initial Payment Date; provided, however, that if the Launch Date occurs later than seven days after the Initial Payment Date or does not occur due to the fault of the Company, then such failure will be deemed a material breach of this Agreement by Company. Snap shall provide the Company with reasonable assistance to launch the Co-Branded Site. Notwithstanding the Launch Date, Snap shall have the right to begin displaying Impressions immediately upon the Effective Date. If the Launch Date of the Co-Branded Site does not occur by seven days after the Initial Payment Date, due to the fault of the Company, Snap shall be deemed to have delivered Impressions and Click Thrus required to be delivered pursuant to this Agreement on a daily, straight-line, pro-rata basis for each day thereafter.

         5.5. HOSTING. The Company will host the Co-Branded Site on its servers (or on servers within its control) and will provide all computer hardware, software and personnel necessary to operate and maintain the Co-Branded Site as a functional site accessible to Users.

         5.6. ADVERTISEMENTS. The Company shall own and have the right to use or sell all of the advertising inventory on the Co-Branded Site. The Company will display advertising on the Co-Branded Site consistent with the number, type, and placement of advertising displayed on the Company Site; provided, however, that all advertisements on the Co-Branded Site must also comply with Snap's reasonable editorial guidelines in effect from time to time. The Company will not display advertisements of Competitors on the Co-Branded Site. Further, if any advertisement on the Co-Branded Site is reasonably deemed inappropriate by Snap, the Company shall upon notice from Snap immediately remove the advertisement from the Co-Branded Site. For example, pornography would reasonably be deemed inappropriate by Snap, but advertisements for the Healthy Sexuality magazine of the Company would not reasonably be deemed inappropriate.

         5.7. DNS MAPPING. Using Domain Name System mapping, the URL for the Co-Branded Site will begin with http://healthgate.snap.com. The Company agrees that Snap will be entitled to count all page views of the Co-Branded Site towards Snap's traffic as measured by Media Metrix and other Internet traffic-auditing firms.

         5.8. MOST FAVORED CUSTOMER PRICING. The Company shall offer on the Co-Branded Site and the Company Site to Users from the Snap Sites the Company's most favored customer pricing, which means pricing and terms substantially similar to the lowest pricing and most favorable terms offered by the Company to any other Users of the Company Site. The Company shall maintain competitive pricing for the products and services it offers.

6.       CO-BRANDED, ENHANCED, AND INTERNATIONAL EDITIONS.

         6.1. CO-BRANDED EDITIONS. Company acknowledges that Snap produces co-branded editions of the Snap Sites for various resellers, distributors, other licensees and/or joint venture partners (collectively the "Distributors"). In some cases, such Distributors are entitled to replace Snap's default content with other content within their own co-branded editions of any Snap Site. Notwithstanding any other provisions of this Agreement, if any such Distributor has exercised its right to replace Company Content with other content, then Snap will not be required to display the Promotions or Company Content within such Distributor's co-branded edition of the Snap Sites. If Snap does display the Promotions or Company Content within a co-branded edition of any Snap Site, such display will be governed by this Agreement.

         6.2. ENHANCED AND INTERNATIONAL EDITIONS. Snap has created an enhanced, high-speed version of the Snap Sites focused on rich media content (together with any successor service(s) or site(s) thereof and any co-branded editions of such service that have been or may be developed for Snap's third party distribution partners and licensees, the "Enhanced Sites") and may desire to include appropriate rich media Company Content within the Enhanced Sites. Snap is currently considering creating one or more international editions of the Snap Sites to reflect appropriate localized and local partner content ("International Editions") and may desire to include localized Company Content within the International Site. At Snap's sole discretion, but subject to SECTION 3.2, all terms and conditions contained in the Agreement related to the "Snap Sites" may also apply to the Enhanced Site and International Editions, and any Impressions and Click Thrus required under the Agreement may be delivered on the Enhanced Sites, International Editions, and/or the existing Snap Sites. Subject to SECTION 3.2, the Company hereby acknowledges that, Snap, in its sole discretion, may use appropriate content, promotions and other material provided by Company within the Enhanced Sites and the International Editions, and all licenses set forth in this Agreement are hereby expanded to include the Enhanced Sites and International Editions. In the event that the Company does not have the legal right to deliver to Snap any Company Content for use as contemplated by this Agreement in certain geographical markets, then the Company will use its best efforts to obtain the consent(s) of the other parties to such contracts to deliver and use all Company Content as contemplated by this Agreement in such geographical markets. So long as the Company is using its best efforts to obtain such consents, Snap will not, unless and until such consent is obtained, use on any International Edition such content for which delivery to or use on the International Edition in a certain geographical location is prohibited by the terms of a written contract to which the Company is a party. The Company acknowledges that the Look and Feel of the Enhanced Site will be designed for a high-bandwidth audience and therefore may substantially differ from the Look and Feel of the primary Snap Sites. The Company further acknowledges that the Look and Feel of the International Editions will be localized for the relevant target audience (e.g., in terms of language, culture, and ethnicity) and therefore may substantially differ from the Look and Feel of the primary Snap Sites.

7. NBC ON-AIR PROMOTION. During the Term, Snap will create and run a series (i.e., no less than two) of dedicated thirty-second Snap television advertisements which air during morning or daytime programs appearing on the NBC Television Network, local television stations or cable services for health, wellness and/or medicine related content areas on the Snap Sites (the "Spots"). Snap agrees that the Company will be featured in the Spots, in Snap's discretion, through either (i) a promotional tag (meaning a text or graphic promoting the Company's brands or services) of at least four seconds appearing at the end of such Spots, or (ii) an integrated sales message within the body of such Spots which at a minimum will consist of a voice over of at least four seconds in length regarding the Company's brand or service. Snap shall have sole discretion regarding the form and content of such advertisements but will consult with the Company regarding how the Company's brand or services will be featured in the Spots. Beginning no less than thirty days following the Effective Date and continuing throughout the rest of the Term, the Spots will run an average of four times per month. The Company acknowledges that all placement of brands or services within the Spots, as well as the Spots themselves, will be subject to the NBC Advertising Standard Terms and Conditions as well as the Advertising Standards set by NBC Broadcast Standards and Practices, and Snap will have no right or power to cause NBC to make any exception thereto for the Company or the Spots. The Company acknowledges that neither Snap nor NBC makes any guarantee regarding what the actual rating for any particular Spot will be and, therefore, will not be obligated to provide any make-goods hereunder.

8.       USER PROFILE DATA, COMMERCE OFFERINGS, AND DIRECT MARKETING.

         8.1. DATA OWNERSHIP. The Company will be the sole owner of any information that the Company collects from Users through the Company Site, Snap will be the sole owner of any information that Snap collects from Users through the Snap Sites, and the Company and Snap shall jointly own any information that either the Company or Snap collects from Users through the Co-Branded Site. Further, if a User whose User Profile Data is contained in the Company Database receives an email from Xoom pursuant to SECTION 8.4 and purchases products offered in such email through Xoom or an affiliated Web site, then the User Profile Data for such User shall be owned jointly by Xoom and the Company from and after the time of such purchase.

         8.2. USE OF INFORMATION AND CONFIDENTIALITY. The Company and Snap shall exchange User Profile Data and other information relating to Users of the Co-Branded Site at times and in a manner as reasonably requested by either party and mutually agreed between the parties, but in any event at least once per month. Each party will have the right to use any information provided by the other party pursuant to SECTION 11 subject to the confidentiality restrictions set forth in SECTION 17.6. Unless otherwise clearly disclosed to Users on the respective site, all data collected from Users through the Co-Branded Site will be kept confidential and not disclosed to third parties in accordance with the published privacy policy of Snap and Xoom.

         8.3. SNAP MEMBER REGISTRATION. If any Company Content accessed through links appearing on the Snap Sites or the Co-Branded Site contains any Commerce Offering that requires the User to register or submit any User Profile Data, then Snap has the right in its sole discretion to cause any of the following:
                  (i) the Web page that requests the User Profile Data, (ii) any other page relating to the Commerce Offering, or (iii) a separate Snap Member registration page, to present the User with an opportunity to register to become a Snap Member.

         8.4. DIRECT MARKETING. During the Term, Xoom and, following the NBCi Closing, NBCi, shall have the right to use, with the prior approval of the Company which approval shall not be unreasonably withheld, the information contained in the Company Database for direct marketing purposes as set forth in this Section. Xoom shall have a right to execute, or cause to be executed, at least one promotional email offer per month approved by the Company, which approval shall not be unreasonably withheld, to all or some of the Users described in the Company Database. Such email offers shall be drafted by Xoom, approved by Company (and such approval shall not be unreasonably withheld) and will appear to come from "HealthGate and Xoom". Such email messages may have links to the Snap Sites or the Co-Branded Site, as Xoom shall decide in its sole discretion. Products offered in such emails may include Xoom's products or services or third party products and/or services that Xoom has the right to offer, and Xoom shall select all of such products to be offered in its sole discretion. Xoom shall also have the option to create and host "sell" pages for any marketing campaign, arrange for purchase orders to be processed and fulfilled, and for customer service and inventory matters to be coordinated in relation to the products offered in emails distributed pursuant to this Section, as Xoom shall determine in its sole discretion. Xoom shall send a copy of the email offer to the Company at least forty-eight hours prior to the time at which the email messages are to be sent. The Company may reject, but not unreasonably, promotional email offers proposed by Xoom.

         8.5. COMPANY OFFERS. Xoom shall, if the Company requests, make up to one promotional email offer per month containing a Company Product offer to Users described in the Company Database, provided that such email messages will be sent by Xoom in consultation with the Company. Xoom may reject promotional email offers proposed by the Company that include products or services which compete with products or services then offered to Users of the Snap Sites (other than Company Products offered through the Co-Branded Site or harvested Company Content), or if such offer otherwise conflicts with a Snap and/or Xoom contractual agreement or Snap's and/or Xoom's privacy or merchandising philosophy.


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

9.       PAYMENTS AND CREDITS.

         9.1. PRODUCTION FEE. On the day which is thirty days after the Initial Registration Date, the Company will pay Snap a $250,000 production and content integration fee, which shall be non-refundable except as provided in SECTION 10.6.

         9.2. ANCHOR TENANCY FEES. The Company will pay Snap a $7,500,000 fee for the Anchor Tenant positions on the Health Channel during Year One (the "Year One AT Fee"). $2,500,000 of the Year One AT Fee shall be payable in Common Stock of the Company as further provided in SECTION 9.8. The balance of the Year One AT Fee shall be payable in cash on the day which is thirty days after the Initial Registration Date. Payments of the Year One AT Fee shall be non-refundable except as provided in SECTION 10.6. For the Anchor Tenant positions on the Health Channel during Year Two, the Company will make four payments to Snap, each in the amount of $1,875,000, the first payment being due on the first day of the tenth month of Year One, the second payment due on the first day of Year Two, the third payment due on the first day of the fourth month of Year Two, and the fourth payment due on the first day of the seventh month of Year Two. For the Anchor Tenant positions on the Health Channel during Year Three, the Company will make four payments to Snap, each in the amount of $1,875,000, the first payment being due on the first day of the tenth month of Year Two, the second payment due on the first day of Year Three, the third payment due on the first day of the fourth month of Year Three, and the fourth payment due on the first day of the seventh month of Year Three.

         9.3. MEDIA FEES. The Company will also pay Snap a $7,500,000 fee for all Impressions Snap delivers during Year One pursuant to
                  SECTION 3.3 (the "Year One Media Fees"). $2,500,000 of the Year One Media Fees shall be payable in Common Stock of the Company as further provided in SECTION 9.8. The balance of the Year One Media Fees shall be payable in cash on the day which is thirty days after the Initial Registration Date. Payments of the Year One Media Fees shall be non-refundable except as provided in SECTION 10.6. For Impressions delivered during Year Two, the Company will pay Snap a total fee of $7,500,000, to be paid monthly in twelve equal monthly installments of $625,000 payable on the first day of each month beginning on the first day of the tenth month of Year One. For Impressions delivered during Year Three, the Company will pay Snap a total fee of $7,500,000, to be paid monthly in twelve equal monthly installments of $625,000 payable on the first day of each month beginning on the first day of the tenth month of Year Two.

         9.4. PURCHASER IDENTIFICATION FEES. If a User whose User Profile Data is contained in the Company Database receives an email from Xoom pursuant to SECTION 8.4 and purchases products offered in such email through Xoom or an affiliated Web site, then Xoom shall pay to the Company a $5 fee for the identification of such purchasing User within thirty days after the end of the calendar month in which Xoom receives from the Company an invoice for such fee; provided, however, that no more than one such $5 fee shall be billed or paid for each unique User pursuant to this SECTION 9.4.

         9.5. PERFORMANCE FEE. The Company shall pay Snap $0.50 per Click Thru for each Click Thru delivered during Year One in excess of 8,333,000 Click Thrus, up to a maximum payment of $5,000,000. The Company shall pay Snap $0.55 per Click Thru for each Click Thru delivered during Year Two in excess of 9,375,000 Click Thrus up to a maximum payment of $10,000,000. The Company shall pay Snap $0.60 per Click Thru for each Click Thru delivered during Year Three in excess of 10,714,000 Click Thrus up to a maximum payment of $15,000,000. Such payments shall be made by the Company within thirty days after receipt by Snap of the monthly report described in SECTION 11.2.

         9.6. PAYMENT. All payments required to be made hereunder by Snap or Xoom will be made to the Company by wire transfer of immediately available funds. Except as otherwise provided herein, all payments required to be made hereunder by the Company will be made to Snap by wire transfer of immediately available funds, and to Xoom by wire transfer or check for immediately available funds. If the Company should fail to make any payment due under this Agreement by the date such payment is due, the overdue payment will bear interest at the rate of one and one-half percent simple interest per month or the maximum interest permitted by law, whichever is less. Any payment (including the issuance of stock pursuant to SECTION 9.8) which is due on a day which is not a Business Day shall be payable on the next succeeding day that is a Business Day.

         9.7. INVOICE PROCEDURE. Snap shall send the Company all invoices hereunder to the attention of Mary B. Miller, whose title is Chief Financial Officer, and who has the authority to authorize the payment of such invoices.

         9.8. EQUITY. As provided in SECTION 9.2 and SECTION 9.3, $2,500,000 of the Year One AT Fee and $2,500,000 of the Year One Media Fees shall all be payable to Snap in shares of the Company's Common Stock (the "Shares"), valued at $10.00 per Share, on November 3, 1999, or such later date as Snap and the Company shall mutually agree (the "Equity Closing Date"). On or prior to the Equity Closing Date, the Company and Snap shall negotiate in good faith and execute a Stock Transfer Agreement governing the transfer of the Shares, which agreement shall contain standard representations, warranties, covenants and other terms and conditions reasonably satisfactory to both Snap and the Company. On the Equity Closing Date, the Company agrees to execute and deliver to Snap a registration rights agreement reasonably acceptable to Snap that provides Snap with piggyback registration rights that are subject to the limitations on priority of registration permitted under the Company's existing registration agreements. At Snap's direction, the Shares shall be issued to an escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement to be executed by the Company, Snap and the Escrow Agent named therein (the "Escrow Agreement") and, 45 days following the Effective Date, released to Snap.

10.      TERM; TERMINATION.

         10.1. TERM. The term of this Agreement will begin on the Effective Date and end on the last day of the thirty-seventh month after the Effective Date, unless otherwise terminated or extended as set forth in this Agreement (the "Term").

         10.2. TERMINATION FOR CAUSE. Either Snap or the Company may terminate this Agreement at any time by giving written notice of termination to the other parties if any other party commits a material breach of its obligations hereunder that is not cured within thirty days after notice thereof from a non-breaching party; provided, however, that if the Company fails to make a payment as required hereunder, Snap or Xoom, as the case may be, may terminate this Agreement fifteen days following the date of notice of such non-payment if any such payment is not made within fifteen days after the Company's receipt of such notice. Snap or Xoom may terminate this Agreement immediately, and shall have no further obligation under this Agreement, if the Company becomes insolvent; makes an assignment for the benefit of creditors; makes or sends notice of a bulk transfer; calls a meeting of its creditors with respect to its inability to pay its obligations owed to such creditors on customary terms; defaults under any agreement, document or instrument relating to the Company's indebtedness for borrowed money; ceases to do business as a going concern; a petition is filed by or against the Company under any bankruptcy or insolvency laws; or the Company experiences a change in its ownership, such that a person, corporation or other legal entity with a direct competitive interest (i.e., owns or operates a search and aggregation portal site on the
                  Web) holds an equity interest in the Company, without Snap's prior, written consent to such ownership.

         10.3. TERMINATION REGARDING COMPANY CONTENT. Snap may terminate this Agreement at any time by giving written notice of termination to the Company if the Company fails to timely deliver, pursuant to SECTION 3.2, any material part of the Company Content, including updates, and such failure is not cured within ten days after the Company's receipt of notice thereof from Snap.

         10.4. TERMINATION REGARDING INITIAL REGISTRATION DATE. In the event that the Initial Registration Date has occurred on or before February 28, 2000, Snap may, in its sole discretion, terminate this Agreement. If Snap elects to terminate this Agreement under this SECTION 10.4, then the Company shall be required to enter into an agreement within five days of such termination to purchase Impressions from Snap having a value of $450,000 calculated at a 30% discount from the rates set forth in the applicable Snap's standard rate card attached hereto as EXHIBIT B and otherwise on Snap's standard terms and conditions. The parties acknowledge and agree that the amount of liquidated damages described above is a reasonable estimate of the actual damages that Snap would suffer and incur as a result of the failure of the Initial Registration Date to occur by such date.

         10.5. TERMINATION REGARDING PAYMENT OF EQUITY. Snap shall have a right to terminate this Agreement, in its sole discretion, in the event that the Company defaults in the performance of its obligations pursuant to SECTION 9.8 or its obligations pursuant to any agreement entered into between the Company and Snap pursuant to SECTION 9.8. If Snap elects to terminate this Agreement under this SECTION 10.5, then the Company shall be required to enter into an agreement within five days of such termination to purchase Impressions from Snap having a value of $450,000 calculated at a 30% discount from the rates set forth in the applicable Snap's standard rate card attached hereto as EXHIBIT B and otherwise on Snap's standard terms and conditions.

         10.6. TERMINATION REGARDING FAILURE OF THE NBCI CLOSING. In the event that the NBCi Closing does not occur on or before March 31, 2000, the Company shall have the option to terminate this Agreement by giving written notice of termination to each of Snap and Xoom. Upon the Company's exercise of this right of termination, Snap shall return to the Company, within five days of such termination, all consideration received by Snap from the Company under this Agreement, and the parties hereto shall have no further obligations or liabilities hereunder except for such obligations and liabilities which are expressly intended to survive the termination of this Agreement.

         10.7. CONSEQUENCES OF TERMINATION. Termination by Snap shall not affect the rights and obligations of Xoom under this Agreement, and termination by Xoom shall not affect the rights and obligations of Snap under this Agreement. Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate; each party shall return or destroy, all Confidential Information of the other party in its possession. In addition, in the event this Agreement is terminated pursuant to SECTION 10.2 and/or 10.3, then all monies paid by the Company to Snap hereunder prior to the termination shall be deemed non-refundable except as expressly stated otherwise in this Agreement. Finally, in the event this Agreement is terminated by Snap only pursuant to SECTION 10.2 and/or SECTION 10.3 (excluding termination for Company's failure to maintain the Company Site, Company Content or the Co-Branded Site as Best of Breed pursuant to SECTION 3.5), then the Company shall continue to pay 55% of all fees payable by the Company to Snap during the remainder of the Term as liquidated damages. Such payments shall be due and payable on the dates they would have been due and payable if the termination had not occurred. The parties acknowledge and agree that it would be impractical to estimate the amount of any damages that could arise out of any material breach of this Agreement or termination pursuant to SECTION 10.2 and/or
                  SECTION 10.3, and agree that the amount of liquidated damages described above is a reasonable estimate of the actual damages that Snap would suffer and incur as a result of such breach or termination of this Agreement. No party shall be liable to the others for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

11.      REPORTS, RECORDS, AND ACCOUNTS.

         11.1. SNAP AND XOOM REPORTS. Within 15 days after the end of each month during the Term, Snap and Xoom will provide to the Company their standard advertising reports for User traffic generated from the Promotions for such month.

         11.2. COMPANY REPORTS. Within 15 days after the end of each month during the Term, the Company will provide to Snap a complete and detailed report that includes, at a minimum, for such month: (i) the total page views on the Co-Branded Site, (ii) the total number of Click Thrus delivered for such month and the aggregate number of Click Thrus delivered since the beginning of the Contract Year containing such month, (iii) the total payment due Snap from the Company, if any, pursuant to SECTION 9.5, (iv) the number of unique Users to the Co-Branded Site from the Health Channel, (v) the number of Users and User Profile Data for Users who click through from the Snap Sites to the Company Site and/or the Co-Branded Site,
                  (vi) the number of Users and User Profile Data for Users who click through from the Snap Sites to the Company Site and/or the Co-Branded Site and order Company Products and (vii) the aggregate statistical and demographic characteristics of Users in (iv), (v) and (vi). Snap will tag each User of the Co-Branded Site originating from the Snap Sites using a cookie or other similar technology to assist the Company in obtaining the foregoing data.

         11.3. RECORDS AND ACCOUNTS. The Company agrees to keep, on a continuing basis, full and accurate records and accounts, including, without limitation all logs and reports, sufficient to permit Snap and Xoom to verify the accuracy of all reports submitted by the Company as hereinabove required. Snap and Xoom shall have the right, at their sole expense, to examine such books and records, whether in electronic format or otherwise, to the extent that such examination is necessary and pertinent to the foregoing verification, during reasonable business hours, using its employees or principals, or through outside, authorized representatives. In the event such an examination reveals that any of the reports submitted or payments made by the Company to Snap, as hereinabove required, understated the monies owed by five percent (5%) or more, then the Company shall, in addition to the payment of the additional monies owed fees determined by such examination, promptly pay to Snap the reasonable cost of such examination.

12.      Licenses.

         12.1. COMPANY MARKS AND CONTENT. The Company hereby grants to Snap and Xoom a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the Company Marks and Company Content solely as permitted hereunder; provided, however, that this license shall not apply to any Company Mark that is licensed by the Company from any third party to the extent that the grant of this license to Snap and Xoom is prohibited by a contractual obligation to such third party which is disclosed in writing to Snap prior to the Effective Date. In the event the Enhanced Sites and/or the International Editions are deemed included within this Agreement pursuant to SECTION 6.2, the Company hereby further grants to Snap and Xoom a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to modify and create derivative works of the Company Content solely as permitted hereunder. In the event the International Editions are deemed included within this Agreement pursuant to SECTION 6.2, the Company shall in good faith modify the Company Marks to incorporate changes reasonably suggested by Snap for the relevant target audience (e.g., complying with local laws or avoiding the use of offensive terms in the local language). Any use of the Company Marks or the Company Content by Snap or Xoom must comply with any reasonable usage guidelines communicated by the Company to Snap and Xoom from time to time. Nothing contained in this Agreement will give Snap or Xoom any right, title or interest in or to the Company Content, the Company Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Snap and Xoom acknowledge and agree that, as between the Company and Snap and Xoom, the Company is the sole owner of all rights in and to the Company Marks and the Company Content.

         12.2. SNAP MARKS. Snap hereby grants to the Company a non-exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the Snap Marks solely within the Co-Branded Site as permitted hereunder. Any use of the Snap Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by Snap from time to time. Nothing contained in this Agreement will give the Company any right, title or interest in or to the Snap Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. The Company acknowledges and agrees that, as between the Company and Snap, Snap is the sole owner of all rights in and to the Snap Marks.

         12.3. XOOM MARKS. Xoom hereby grants to the Company a non-exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the Xoom Marks solely within the Co-Branded Site as permitted hereunder. Any use of the Xoom Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by Xoom from time to time. Nothing contained in this Agreement will give the Company any right, title or interest in or to the Xoom Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. The Company acknowledges and agrees that, as between the Company and Xoom, Xoom is the sole owner of all rights in and to the Xoom Marks.

13. RESPONSIBILITY FOR THE SITES AND PRODUCTS. The Company acknowledges and agrees that, as between the Company and Snap and Xoom, the Company will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the Company Site or the Co-Branded Site or the offer or sale of any Company Products by the Company or through the Company Site or the Co-Branded Site, or through emails delivered by

         Xoom. Snap and Xoom are not authorized to make, and agree not to make, any representations or warranties concerning the Company Products, except to the extent (if any) contained within Promotions delivered to Snap or Xoom by the Company.

14. LIMITATION OF DAMAGES. NO PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT IN THE EVENT OF A CLAIM UNDER
         SECTION 16 OR SECTION 17.5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNTS PAYABLE TO SNAP BY THE COMPANY HEREUNDER.

15. NO WARRANTIES. THE IMPRESSIONS, HEALTH CHANNEL, HEALTH CONTENT PORTALS AND COMPANY CONTENT ARE PROVIDED "AS IS" AND THE INFORMATION CONTAINED THEREIN IS NOT WARRANTED TO BE FREE FROM ERROR. SNAP, XOOM AND THE COMPANY DISCLAIM ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE IMPRESSIONS, HEALTH CHANNEL, HEALTH CONTENT PORTALS AND COMPANY CONTENT.

16.      MUTUAL INDEMNIFICATION.

         16.1. INDEMNIFICATION BY SNAP. Snap shall indemnify, defend and hold the Company harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of the operation of the Snap Sites (except in cases where the Company is required to indemnify Snap under SECTION 16.3).

         16.2. INDEMNIFICATION BY XOOM. Xoom shall indemnify, defend and hold the Company harmless from and against any Losses that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of the emails sent by Xoom or a third party pursuant to SECTION 8.4 and the use of the unauthorized or illegal use of the Company Database (except in cases where the Company is required to indemnify Xoom under SECTION 16.3).

         16.3. INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, defend and hold each of Snap and Xoom harmless from and against any Losses that Snap or Xoom may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (i) the use of Company Content by Snap in accordance with this Agreement;
                  (ii) the operation of the Company Site or the Co-Branded Site;
                  (iii) the use of any word as a Keyword to trigger a Keyword Promotion; (iv) the offer or sale of Company Products by the Company on or through the Company Site, or the Co-Branded Site or any emails sent by Xoom or a third party pursuant to
                  SECTION 8.4, or (v) the authorized and legal use of the Company Database.

         16.4. INDEMNIFICATION PROCEDURES. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

17.      MISCELLANEOUS.

         17.1. PROMOTION OF SNAP SITES. The Company may accept advertising from other portals or search engines. If the Company accepts advertising from other portals or search engines, and the Company promotes such portals or search engines within a "partner" area of the Company Site, then the Company shall display the Snap Marks on such area of the Company Site at least as prominently as such portal or search engine entity. The Company shall ensure that the Snap Marks on the Company Site link to the Co-Branded Site or the Health Channel.

         17.2. ASSIGNMENT. Snap shall have the right to assign all of its rights and liabilities hereunder to an affiliate or to any person or entity that (i) acquires all or substantially all of Snap's operating assets (whether by asset sale, stock sale, merger or otherwise) or (ii) results from a merger or reorganization of Snap pursuant to any plan of merger or reorganization. Xoom shall have the right to assign all of its rights and liabilities hereunder to an affiliate or to any person or entity that (i) acquires all or substantially all of Xoom's operating assets (whether by asset sale, stock sale, merger or otherwise) or (ii) results from a merger or reorganization of Xoom pursuant to any plan of merger or reorganization. Without limiting the generality of the foregoing, the Company expressly acknowledges that Snap and Xoom will each have the right to freely assign this Agreement or the operative rights and obligations hereof to any entity resulting from the merger or other similar combination of Snap and Xoom. The Company may assign all of its rights and liabilities to another person, if such person or entity accepts in writing all of the Company's rights, obligations and liabilities hereunder, such person or entity is not a Competitor, and the Company provides prior written notice to Snap of such assignment.

         17.3. RELATIONSHIP OF PARTIES. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein. In no event will Snap or Xoom be liable for the actions, omissions, duties or obligations of the other under this Agreement.

         17.4. APPLICABLE LAW. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law. Litigation of disputes under this Agreement shall be conducted in courts located in the City of San Francisco, California. The parties hereto consent to the jurisdiction of any local, state or federal court in which an action is commenced and located in accordance with the terms of this Section and that is located in San Francisco, California. The parties further agree not to disturb such choice of forum, and if not resident in such state, waive the personal service of any and all process upon them, and consent that such service of process may be made by certified or registered mail, return receipt requested, addressed to the parties as set forth herein.

         17.5. CONFIDENTIALITY. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of any other party, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information; (iii) any reporting information in SECTION 11; and (iv) the material terms of this Agreement and the relationship between the parties; provided, however, that such information will be considered confidential only if it is conspicuously designated as "Confidential," or if provided orally, identified at the time of disclosure as confidential (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, no party will knowingly disclose the Confidential Information of any other party or use such Confidential Information for its own benefit or for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's Confidential Information shall terminate when the party seeking to avoid its obligation under such Section can document that: (i) it was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement.

         17.6. PRESS RELEASE. No party will make any public statement or other announcement (including without limitation, issuing a press release or pre-briefing any member of the press or other third party) relating to the terms or existence of this Agreement without the prior written approval of the other parties. Notwithstanding the foregoing and SECTION 17.5, the parties may issue an initial joint press release, the timing and wording of which will be subject to each party's reasonable approval, regarding the relationship between the parties.

         17.7. INJUNCTIVE RELIEF. Each party agrees that in the event of a breach or alleged breach of SECTIONS 17.5 or 17.6 that the other parties shall not have an adequate remedy at law, including monetary damages, and that the other parties shall consequently be entitled to seek a temporary restraining order, injunction, or other form of equitable relief against the continuance of such breach, in addition to any and all remedies to which any other party shall be entitled.

         17.8. CAPTIONS AND SECTION HEADINGS. Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it. Except as otherwise specifically provided, any reference in this Agreement to a section or exhibit shall be deemed to be a reference to such section or exhibit of this Agreement.

         17.9. SURVIVAL. Termination or expiration of this Agreement for any reason shall not release any party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

         17.10. TAXES. For all fees or charges payable hereunder by the Company to Snap, the Company will pay or reimburse Snap for 50% of any taxes or fees (including all federal, state, or local taxes) associated with Snap's provision of the services hereunder to Company, except that Company will have no liability for any taxes based on Snap's net assets or net income, or for which Company has an appropriate resale or other exemption.

         17.11. FORCE MAJEURE. If any party shall be delayed in its performance of any obligation hereunder or be prevented entirely from performing any such obligation due to causes or events beyond its reasonable control, including without limitation any act of God, fire, strike or other labor problem, such delay or non-performance shall be excused and the time for performance shall be extended to include the period of such delay or non-performance.

         17.12. DISPUTE RESOLUTION. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the principal executive offices of Snap 21 days following such notice (or on the next succeeding Business Day, if the 21st day is not a Business
                  Day).

         17.13. NOTICES. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, overnight express mail, or by hand delivery. Such communications shall be deemed given and received upon confirmation of receipt, if sent by facsimile; the day after delivery if by overnight express mail; or upon delivery if hand delivered; or upon receipt of mailing, if sent by certified or registered mail; and shall be addressed to the parties as set forth above on the first page of this Agreement and to the attention of Rick Lawson, if to the Company, to the attention of Mark Markunas, Contracts Administrator, if to Snap, and to the attention of Janine Popick, if to Xoom; or to such other addresses or persons as the parties may designate in writing from time to time.

         17.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which, when taken together, shall constitute one and the same document.

         17.15. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. All exhibits attached to this Agreement are incorporated hereby and shall be treated as if set forth herein.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.



SNAP! LLC                                    HEALTHGATE DATA CORP.



By: /s/ Edmond Sanctis                       By: /s/ William S. Reece
    ------------------------------               ----------------------------
       (Signature)                                    (Signature)

Name: Edmond Sanctis                         Name: William S. Reece
      ----------------------------                 --------------------------
       (Please print)                                 (Please print)

Title: Chief Operating Officer               Title: Chief Executive Officer
       ---------------------------                  --------------------------

Date: 11/2/99                                Date: 10/29/99
      ----------------------------                 ---------------------------

XOOM.COM, INC.


By: /s/ Chris Kitze
    -----------------------------
       (Signature)

Name: Chris Kitze
      ---------------------------
       (Please print)

Title: Chairman
       --------------------------
Date: 11/2/99
      ---------------------------

                                    Exhibit A

                               Keyword Promotions

1. Keywords. Subject to availability in Snap's inventory, the Company shall provide Snap with no more than 300 health-related keywords. For any keywords protected by trademark or servicemark rights, Snap shall have the right to accept or reject such term regardless of availability. In the event Snap accepts such a keyword protected by trademark or service mark rights, (i) the Company shall indemnify, hold harmless, and defend Snap as set forth in Section 16 of the Agreement to which this Exhibit is attached and (ii) Snap shall have the right, in its sole discretion, to terminate immediately its acceptance in the event Snap becomes aware of third party claims regarding such keyword (e.g., demand letter, complaint, etc.).

2. 50% Exclusivity. At least one half of all keyword search results for only such keywords will result in a Company Keyword Promotion. This Section 2 of this Exhibit A will not apply to keyword searches containing the selected keywords and also containing additional words. For example, if "health" is a selected keyword, a search on "health care" means this
      Section 2 of this Exhibit A shall not apply to this search. If all of the Impressions required to be delivered pursuant to Section 3.3 of the Agreement have been delivered during any of Year One, Year Two, Year Three or Year Four, then this Section 2 of this Exhibit A shall no longer apply to keyword searches conducted during the remainder of such year.

                                    Exhibit B

                                 Snap Rate Card

                             (Please see attached.)

                                    SNAP.com
                                   Rate Sheet

------------------------------------------------------------------------------------------------------------------------------
       BANNERS                         AD WINDOWS                       BUTTONS                           High Speed
       -------                         ----------                       -------                  -----------------------------
Keyword - Exclusive      72.00    Keyword - Exclusive        NA    Keyword               35.00   B-box                   50.00
Keyword - Non-exclusive  54.00    Keyword - Non-exclusive    NA    Keyword Content       45.00   B-banner                50.00
ROS                      20.00    ROS                     15.00    Targeted              10.00
Front Door                  NA    Front Door              15.00    ROS                    8.00   -----------------------------
Chat                     30.00    Chat                    20.00    Arts & Humanities     10.00
Submit URLs              60.00    Submit URLs                NA    Autos                 15.00             SNAP Wire
Software Download           NA    Softward Download       37.00    Business & Money      10.00   -----------------------------
Arts & Humanities        25.00    Arts & Humanities       15.00    Computing & Internet  10.00
Autos                    60.00    Autos                      NA    Education             12.00    Flat rate per issue  $15,000
Business & Money         48.00    Business & Money        35.00    Health                12.00
Computing & Internet     48.00    Computing & Internet    30.00    Kids & Family         12.00    ----------------------------
Education                25.00    Education               15.00    Living                12.00
Entertainment            45.00    Entertainment           30.00    Local                 10.00
Health                   55.00    Health                  33.00    News & Media          10.00
Kids & Family            38.00    Kids & Family           28.00    Oddities               8.00
Living                   38.00    Living                  25.00    People & Society       8.00
Local                    35.00    Local                   20.00    Science & Technology   8.00
News & Media             30.00    News & Media            20.00    Shopping              15.00
Oddities                 20.00    Oddities                10.00    Sports                10.00
People & Society         20.00    People & Society        10.00    Travel                12.00
Science & Technology     20.00    Science & Technology    10.00
Shopping                 58.00    Shopping                38.00
Sports                   25.00    Sports                  16.00
Travel                   45.00    Travel                  28.00
                                  My Shopper              50.00
-----------------------------------------------------------------------------------------------

                                    Exhibit C

                          General Performance Standards

The Company Site, the Co-Branded Site and the Company's related operations must comply with the following performance standards throughout the Term:

1. The Company Site and Co-Branded Site will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least 99% of the time during any 30 day period.

2. The average time required to start displaying the HTML on a page of the Company Site or Co-Branded Site after a link from the Snap Sites shall not exceed a daily average of five seconds, and the average time required to deliver an entire page of the Company Site or Co-Branded Site over the open Internet shall not exceed a daily average of six seconds. For measurements required in this Section, the Company may assume standard T1 connectivity to the Internet.

3. Without limiting the effect of Sections 1 and 2, the Company shall provide to Users coming to the Company Site or the Co-Branded Site from the Promotions at least the same level of service as is offered to Users coming directly to the Company Site.

4. The Company Site and Co-Branded Site will offer personal health and medical products and services as well as links to various personal health and medical resources and shall not: (i) contain defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent; (ii) permit to appear or be uploaded any messages, data, images or programs which are illegal, contain nudity or sexually explicit content or are, by law, obscene, profane or pornographic; or (iii) permit to appear or be uploaded any messages, data, images or programs that would knowingly or intentionally (which includes imputed intent) violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

5. If any of the performance standards set forth above are not met by the Company, Snap may immediately remove any or all links to the Company Site or Co-Branded Site, as applicable, at Snap's sole discretion. If the Company Site or the Co-Branded Site fails to operate fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, Snap may immediately remove any or all links to the Company Site or Co-Branded Site, as applicable, at Snap's sole discretion until such time as the Company notifies Snap that such Company Site or Co-Branded Site has resumed acceptable operation. These remedies are for Snap's editorial purposes and in no way limit Snap's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

                                    Exhibit D

                            Technical Specifications:
                          Html Harvest/Partner Segment

Standard HTML Harvest:

Introduction

A partner segment is an html chunk that is "harvested" from your site and published within an existing template on the Snap Website. The Snap Harvester works by accessing a "Harvest URL" located on your servers and retrieving any html and images that reside there. This information is then processed and published to the Snap live site, replacing the previous content.

Timeline

o Read these specifications and contact the designated Snap Technical Contact for questions.

o Set up a single test page and send the url to the Snap Technical Contact for testing.

o     Once approved, begin updating your content regularly.

Harvest File/URL

Each partner segment (html chunk) that you would like us to harvest should have a unique harvest url. This harvest url is essential to our harvester and must be static. Snap's harvester will pick up this file on a schedule that's mutually agreed upon, process it, and replace the former content on our live site. If you are providing multiple partner segments, each segment should have a unique and static url.

Sample Harvest File (View the source)

http://destinations.previewtravel.com/DestGuidesSnap/0,1778,SNP_14,00.html
(includes optional meta tags)

Sample File on the Snap Site

http://www.snap.com/main/page/pcp/0,3,-1624,00.html

Technical Requirements

Snap expects all page content to be complete and self-contained. Snap will not change harvested content. Snap can refuse to publish content if the content does not meet the specifications.

In order for the Harvest to function correctly, your content must meet the following guidelines exactly:

o Because the html for your content is inserted into a snap page template, your html must not contain any body attributes. No body bgcolor, vlink etc. This will cause harvesting to fail.
o You may not put any information in the head section of your file besides meta tags. No Javascript.
o The total content harvested must be 32K or less in cumulative data size. For page loading purposes, we suggest limiting your content (text and images) to 20K if possible. If this is not feasible please notify Snap.
o Your content should be designed to be scalable for width. If fixed width, design for less than=640 pixels or width specified by a Snap Product Manager.
o Links must be valid indefinitely, as your content will stay live on Snap until you update it.
o     All links to your site must use full (absolute) URLs.

Scheduling

We request updates as often as is appropriate for the topic. News, for instance, should update more often than Living. Snap can harvest content as often as every 20 minutes. Tell us your preferred schedule and we'll work to accommodate it.

Partner Logo Note

We require you to include your brand name, either using a logo (suggested) or text branding -- or both. Placement of the provider logo which links to the partner site will be at the bottom of the PCP unless otherwise authorized by Snap. Because PCPs at Snap function as resource centers for our users, excessive advertising notices and branding is not allowed.

Images

o Images can reside anywhere on the partner site, not necessarily in the harvest directory. They must be accessible via HTTP.
o Assign height and width values, in pixels, to image tags. No scaled images.
o No image file names reused for different images to avoid caching problems for users.

Fonts

We ask that you use the Snap fonts for the content you provide to Snap. Although our only requirement is that you use the font face Arial, Helvetica (-1) for body text, we also recommend the following for page consistency:

Captions, etc., are in Arial -2.
Headlines are in Arial regular bold.
Titles are in Verdana +1 Bold
Other type is Verdana -2

For your information, our default [BODY] settings are:

Text color is 333333
Link color is default blue 0000FF
Vlink color is 666666
NOTE: Some highlight links will be red: FF0000

Colors

We require that all partner content pages that you provide be designed for a white background. We ask that you work within the Websafe 216 Palette.

Multimedia Files

If you are linking to pages which require plug-ins or controls, the link to such page must notify the user of the requirement: for example, a graphic or text note next to a link to a QuickTime video clip.

Advertisements

Unless specified by the contract or your Snap Contact, you may not include advertisement banners within your content. Remember, your html is being inserted into an existing page that already contains a page header and an advertisement. This will cause harvesting to fail.

Additional limits

Your HTML content must not contain: Javascript, Java applets, ActiveX objects, server-side includes, server-side executables, frames, CGI programs, files which require plug-ins or controls, anything which creates a separate window (including links, programs, etc.), BASE HREF tags, embedded files (that is, files which use the [OBJECT] tag). Your page may also not include frames or pop-up windows.

Suggestions

Please close your tags!
Limit use of nested tables to avoid slowing the page load.
Form submissions may not link to Snap's servers without prior notification.

Technical Contacts

Enrique Alvarez, Program Manager, Content Integration (enriquea@snap.com, 415.875.7977)
Michael Merit, Associate Program Manager, Content Integration
(michealm@snap.com, 415.875.7982)
Tarik Koivisto, Associate Program Manager, Content Integration (tarikk@snap.com, 415.875.8024)


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